Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Debbie Bockius
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2010 THIRD-QUARTER RESULTS
ST. LOUIS, MO — October 28, 2010 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three and nine months ended September 30, 2010.

OVERVIEW	Three Months		Nine Months
($ millions except EPS)	2010	2009	2010	2009
Net Sales	$106.5	$89.5	$311.7	$257.6
Net Income from continuing operations	$4.8	$3.7	$9.7	$1.8
Earnings per diluted share from continuing operations	$0.35	$0.27	$0.71	$0.13
Earnings (loss) per diluted share from continuing operations, excluding 2010 loss on debt extinguishment and 2009 settlement gain	$0.35	$(0.16)	$0.84	$(0.30)
Financial Review for the Third Quarter Ended September 30, 2010
Net sales in the third quarter of 2010 were $106.5 million, an increase of 19.0% as compared to the third quarter of 2009. Stated in local currencies, net sales increased 16.6%, with U.S. sales increasing 17.3% and international sales increasing 15.8%.
Gross margin, as a percentage of sales, of 34.8% increased 260 basis points for the third quarter of 2010 as compared to the prior year third quarter. This improvement in gross margin arises primarily from the benefits of increased leverage of labor and overhead costs resulting from higher production volumes as compared to the prior year third quarter.
Selling, general and administrative (SG&A) expenses were $23.9 million, or 22.5% of sales, in the third quarter of 2010 compared to $21.8 million, or 24.3% of sales, in the 2009 third quarter. The 2010 increase in the SG&A expenses results from $3.0 million of increased sales commissions and performance-based incentive compensation, and $1.6 million of increased salaries, selling and other expenses. The 2009 third quarter included charges of $1.4 million of severance expenses and $1.0 million for assessments by a foreign jurisdiction of customs duties related to prior years.

Interest costs declined to $5.0 million in the third quarter of 2010 as compared to $5.6 million in the third quarter of 2009. The decrease in interest expense resulted from the reduced amount of indebtedness during the third quarter of 2010 as compared to the prior year and a 20 basis point decrease in the effective interest rate to approximately 10.1%. This reduction in the average indebtedness and the effective interest rate is primarily attributable to the repayment of the Second Lien indebtedness during the second quarter of 2010. Effective October 1, 2010, the quarterly Special Interest adjustment for the Senior Subordinated Notes declined from 1.25% to 0.75% and effective January 1, 2011, resets to 0.25% as determined based on the Company’s debt-to-EBITDA leverage ratio.
During the third quarter of 2009, the Company terminated commitments to provide future supplemental medical benefits for retirees. Accordingly, the Company reduced its recorded liabilities and recognized a $5.9 million settlement gain in the third quarter of 2009.
For the 2010 third quarter, the income tax expense represented an effective income tax rate of 33.0% as compared to 41.5% in the prior year third quarter. The decline in the effective tax rate for the third quarter of 2010 as compared to 2009 results primarily from the U.S. based losses in 2009 for which tax recoveries could not be recorded due to the uncertainty of realization.
For the three months ended September 30, 2010, net income from continuing operations was $4.8 million, or $0.35 per diluted share, as compared to $3.7 million, or $0.27 per diluted share for the three months ended September 30, 2009. Excluding the settlement gain, continuing operations incurred a net loss of $2.1 million, or $0.16 loss per diluted share, for the three months ended September 30, 2009.
Net income for the three months ended September 30, 2010 was $4.8 million, or $0.35 per diluted share, as compared to $4.8 million, or $0.35 per diluted share in the third quarter of 2009. The third quarter of 2009 included a net gain from discontinued Brazilian operations of $1.1 million, or $0.08 per diluted share.
Financial Review of Continuing Operations for Nine Months Ended September 30, 2010

Net sales for the nine months ended September 30, 2010 were $311.7 million, an increase of 21.0% as compared with the net sales of $257.6 million in first nine months of 2009. Stated in local currencies, net sales increased 17.1% with the U.S. markets increasing 15.0% and international sales increasing 19.8%.
For the nine months ended September 30, 2010, gross margin was 34.2% of net sales, as compared to 29.2% of net sales for first nine months of 2009. The improvement in gross margin arises primarily from the benefits of increased leverage of labor and overhead costs due to higher production volumes. The nine months ended September 30, 2010, also includes charges of $1.3 million for U.S. customs duties and legal expenses relating to manufacturing activities of prior periods.
SG&A expenses for the nine months ended September 30, 2010 and 2009 were $70.8 million, or 22.7% of net sales, and $59.5 million, or 23.1% of net sales, respectively. The increase in SG&A costs in 2010 arises primarily from $9.5 million of increased sales commissions and performance-based incentive compensation and $4.5 million from increased salaries, selling and other expenses, and approximately $0.9 million in foreign currency losses. The nine months ending September 30, 2009 included charges of $2.6 million for severance expenses and a $1.0 million charge for customs duties assessed by a foreign jurisdiction related to export sales activities.
Interest costs of $17.3 million increased $2.1 million during the nine-month period ended September 30, 2010, as compared to the first nine months of 2009. The effective interest rate increased approximately 220 basis points during the first nine months of 2010 as compared to 2009 as a result of the increased interest rates for the Second Lien borrowings and the Senior Subordinated Notes.
The nine months ending September 30, 2009 includes a settlement gain of $5.9 million related to medical benefits for retirees as discussed above.
For the nine months ended September 30, 2010, the Company recorded income tax expense at an effective income tax rate of 30.5%, as compared to 49.7% for the comparable 2009 period. The decline in the effective tax rate for 2010 as compared to 2009 results primarily from the U.S. based losses in 2009 for which tax recoveries could not be recorded due to the uncertainty of realization.
For the nine months ended September 30, 2010, net income from continuing operations was $9.7 million, or $0.71 per diluted share. Excluding the loss on early debt extinguishment, net income was $11.5 million, or $0.84 per diluted share, for the nine months ended September 30, 2010. For the nine months ended September 30, 2009, net income from continuing operations was $1.8 million, or $0.13 per diluted share. Excluding the settlement gain, continuing operations for the nine months ended September 30, 2009 incurred a net loss of $4.1 million, or $0.30 loss per diluted share.
Net income for the nine months ended September 30, 2010 was $9.7 million, or $0.71 per diluted share, compared to $1.8 million, or $0.13 per diluted share, for the nine months ended September 30, 2009. The 2009 nine month period included gain from discontinued operations of $3.1 million, or $0.22 per diluted share, arising from the final settlement and receipt of a contingent payment due to the Company in connection with the sale in May 2007 of its South African businesses and from the sale of the Company’s remaining facilities in Brazil.
Cash Flows From Operating Activities and Liquidity
For the third quarter of 2010, operating activities used $3.4 million of cash, which consisted of $9.6 million provided from operational income and $13.0 million used for increased working capital. For the nine months ended September 30, 2010, operating activities provided $25.5 million of cash, which consisted of $21.5 million from operational income and $4.0 million from reductions of working capital, including the benefits of the early payment of supplier invoices and customer rebates during 2009. These early payments reduced cash usage requirements by approximately $14 million in 2010.

As of September 30, 2010, combined cash and availability under the Company’s Working Capital Facility was $53.9 million.
Operating EBITDA, As Adjusted
In the third quarter of 2010, operating EBITDA from continuing operations, as adjusted, was $15.6 million, or 14.7% of net sales, compared to $9.0 million, or 10.1% of net sales in the third quarter of 2009.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs and losses on debt extinguishments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain items as described, is reflective of management measurements which focus on recurring operating spending levels and efficiencies and less on the non-cash and other described items. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income.
The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

On October 5, 2010, Thermadyne announced it had entered into a definitive agreement to be acquired by affiliates of Irving Place Capital, a middle-market private equity firm. Under the terms of the agreement, Thermadyne’s shareholders will receive $15.00 per share in cash for each share of Thermadyne’s common stock.
The transaction is subject to shareholder approval and other customary closing conditions and is targeted to close in December 2010.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors include the risk that the proposed merger between the Company and a subsidiary of Irving Place Capital does not occur, the risk that key employees of the Company will not be retained, the expenses of the proposed merger and other risks as identified in documents the Company files with the Securities and Exchange Commission (the “SEC”), specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statement contained in this document.
Additional Information and Where to Find It
In connection with the proposed merger, the Company filed a Preliminary Proxy Statement on Schedule 14A on October 18, 2010, and will file a definitive proxy statement and other related materials with the SEC at a later date. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE), ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders may obtain free copies of the Preliminary Proxy Statement (and the definitive proxy statement and other related materials when they become available) as well as other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, at the Company’s website at www.thermadyne.com/investor-relations by clicking on the link “SEC Filings” and from the Company by contacting the Company’s corporate secretary, Nick H. Varsam, by mail at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by telephone at 636-728-3000.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information regarding the interests of these directors and executive officers and their ownership of the Company’s common stock is included in the Preliminary Proxy Statement filed with the SEC on October 18, 2010 under “The Merger — Interests of Our Directors and Executive Officers” and “Information about Stock Ownership.” Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010. This document is available free of charge at the SEC’s website at www.sec.gov and from the Company by contacting the Company’s corporate secretary, Nick H. Varsam, by mail at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by telephone at 636-728-3000.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended September 30				Nine Months Ended September 30
	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales
Net sales	$106,483	100.0%	$89,501	100.0%	$311,696	100.0%	$257,617	100.0%
Cost of goods sold	69,439	65.2%	60,706	67.8%	205,036	65.8%	182,517	70.8%

Gross margin	37,044	34.8%	28,795	32.2%	106,660	34.2%	75,100	29.2%
Selling, general and administrative expenses	23,936	22.5%	21,767	24.3%	70,785	22.7%	59,477	23.1%
Amortization of intangibles	681	0.6%	673	0.8%	2,038	0.7%	2,016	0.8%

Operating income	12,427	11.7%	6,355	7.1%	33,837	10.9%	13,607	5.3%
Other income (expenses):
Interest	(4,995)	(4.7%)	(5,577)	(6.2%)	(17,270)	(5.5%)	(15,121)	(5.9%)
Amortization of deferred financing costs	(238)	(0.2%)	(276)	(0.3%)	(753)	(0.2%)	(749)	(0.3%)
Settlement of retiree medical obligations	—	0.0%	5,863	6.6%	—	0.0%	5,863	2.3%
Loss on debt extinguishment	—	0.0%	—	0.0%	(1,867)	(0.6%)	—	0.0%

Income from continuing operations before income tax provision and discontinued operations	7,194	6.8%	6,365	7.1%	13,947	4.5%	3,600	1.4%
Income tax provision	2,373	2.2%	2,639	2.9%	4,259	1.4%	1,788	0.7%

Net income from continuing operations	$4,821	4.5%	$3,726	4.2%	9,688	3.1%	1,812	0.7%

Income from discontinued operations, net of tax	—	0.0%	1,118	1.2%	—	0.0%	3,051	1.2%

Net income	$4,821	4.5%	$4,844	5.4%	$9,688	3.1%	$4,863	1.9%

Basic net income per share
Continuing operations	$0.36		$0.27		$0.72		$0.13
Discontinued operations	—		0.09		—		0.23

Net income	$0.36		$0.36		$0.72		$0.36

Diluted net income per share :
Continuing operations	$0.35		$0.27		$0.71		$0.13
Discontinued operations	—		0.08		—		0.22

Net income	$0.35		$0.35		$0.71		$0.35

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Cash flows from continuing operations
Cash flows from operating activities:
Net income	$4,821	$4,844	$9,688	$4,863
Adjustments to reconcile net income to net cash used in operating activities:
(Income) from discontinued operations	—	(1,118)	—	(3,051)
Depreciation and amortization	3,236	3,398	10,067	9,601
Deferred income taxes	1,002	1,623	(1,266)	(270)
Stock compensation expense	274	52	522	(616)
Net Periodic post-retirement benefits, including 2009 settlement gain of $5,863	260	(6,064)	608	(6,055)
Loss on debt extinguishment	—	—	1,867	—

	9,593	2,735	21,486	4,472

Changes in operating assets and liabilities:
Accounts receivable	(3,738)	564	(13,231)	18,598
Inventories	(3,228)	6,913	(10,062)	28,774
Prepaids	(348)	(396)	(28)	887
Accounts payable	(5,360)	(63)	18,066	(9,872)
Accrued and other liabilities	4,876	2,738	13,059	(6,350)
Accrued interest	(5,212)	(4,111)	(4,475)	(3,416)
Accrued taxes	721	1,001	2,814	(1,936)
Other long-term liabilities	(637)	(283)	(1,607)	(796)
Other, net	(34)	—	(544)	—

	(12,960)	6,363	3,992	25,889

Net cash provided by operating activities	(3,367)	9,098	25,478	30,361

Cash flows from investing activities:
Capital expenditures	(1,447)	(653)	(5,921)	(4,626)
Other, net	(75)	(111)	(328)	(245)

Net cash used in investing activities	(1,522)	(764)	(6,249)	(4,871)

Cash flows from financing activities:
Borrowings under Working Capital Facility	14,766	—	15,927	8,923
Repayments of Working Capital Facility	(11,872)	(12,066)	(13,014)	(41,454)
Borrowings under Second-Lien Facility and other	—	25,000	—	25,075
Repayments of Second-Lien Facility and other	(574)	(16,395)	(26,305)	(16,630)
Advances to discontinued operations	—	465	—	2,398
Termination payment from derivative counterparty	—		—	2,313
Other, net	56	(187)	102	(723)

Net cash used in financing activities	2,375	(3,183)	(23,291)	(20,098)

Effect of exchange rate changes on cash and cash equivalents	951	647	521	1,552

Net cash provided by (used in) continuing operations	$(1,563)	$5,798	$(3,541)	$6,944

Net cash used in discontinued operation	$—	$(217)	$—	$(585)

Total increase (decrease) in cash and cash equivalents	$(1,563)	$5,581	$(3,541)	$6,359
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	12,908	13,279	14,886	12,501

Total cash and cash equivalents end of period (including cash of discontinued operations)	$11,345	$18,860	$11,345	$18,860

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	September 30,	December 31,
	2010	2009
	UNAUDITED
ASSETS

Cash and cash equivalents	$11,345	$14,886
Accounts receivable, net	71,330	56,589
Inventories	86,139	74,381
Prepaid expenses and other	9,702	9,255
Deferred tax assets	3,008	3,008

Total current assets	181,524	158,119
Property, plant and equipment, net	46,644	46,687
Goodwill	188,782	187,818
Intangibles, net	56,741	58,451
Other assets	2,835	3,870

Total assets	$476,526	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$12,556	$9,643
Current maturities of long-term obligations	2,905	8,915
Accounts payable	28,995	9,598
Accrued and other liabilities	37,317	23,119
Accrued interest	3,133	7,608
Income taxes payable	3,726	705
Deferred tax liabilities	2,793	2,793

Total current liabilities	91,425	62,381
Long-term obligations, less current maturities	179,505	198,466
Deferred tax liabilities	52,805	52,835
Other long-term liabilities	12,289	13,471
Total shareholders’ equity	140,502	127,792

Total liabilities and shareholders’ equity	$476,526	$454,945

Long-term Obligations

	September 30,	December 31,
	2010	2009
Working Capital Facility	$12,556	$9,643
Second-Lien Facility	—	25,000
Issuance discount on Second-Lien Facility	—	(1,703)
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	172,327
Capital leases and other	10,083	11,757

	194,966	217,024
Current maturities and working capital facility	(15,461)	(18,558)

	$179,505	$198,466

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2010			2009
	September 30	June 30	March 31	December 31	September 30
Accounts receivable, net	$71,330	$64,938	$62,248	$56,589	$57,018
Inventories	86,139	80,368	75,540	74,381	77,476
Accounts payable	(28,995)	(32,894)	(29,727)	(9,598)	(21,596)

	$128,474	$112,412	$108,061	$121,372	$112,898

% Annualized Sales	30.2%	25.9%	28.0%	33.7%	31.5%

DSO	60.3	53.8	58.0	56.6	57.3
Inventory Turns	3.22	3.55	3.40	3.30	3.13
DPO	37.6	41.5	41.7	14.1	32.0

Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales

DSO = Accounts receivable compared to related quarterly sales multiplied by 90

Inventory Turns = Quarterly cost of sales annualized divided by inventory

DPO = Accounts payable compared to related quarterly cost of sales multiplied by 90

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
UNAUDITED
Schedule 5
Reconciliations of Net Income (Loss) to Operating EBITDA (1) and Operating EBITDA, as adjusted (1)

	Three Months Ended September 30
	2010	2009
Net income (loss) from continuing operations	$4.8	$3.7
Plus:
Depreciation and amortization including deferred financing fees	3.4	3.4
Interest expense, net	5.0	5.6
Provision for income taxes	2.4	2.6

EBITDA (1)	$15.5	$15.3

Net periodic postretirement cash payments in excess of benefits	(0.4)	(6.1)
LIFO	—	(1.8)
Severance accrual	—	1.4
Stock compensation expense	0.5	0.2

Operating EBITDA from continuing operations, as adjusted (1)	$15.6	$9.0

Percentage of Net Sales	14.7%	10.1%
EBITDA from discontinued operations	—	1.1

Operating EBITDA, as adjusted (1)	$15.6	$10.1

(1)	A Non-GAAP measure

	Nine Months Ended September 30
	2010	2009
Net income (loss) from continuing operations	$9.7	$1.8
Plus:
Depreciation and amortization including deferred financing fees	10.2	9.6
Interest expense, net	17.2	14.6
Provision for income taxes	4.2	1.8

EBITDA (1)	$41.2	$27.8

Net periodic postretirement cash payments in excess of benefits	(1.0)	(6.2)
LIFO	0.1	(4.1)
Severance accrual	0.4	3.0
Stock compensation expense	1.0	(0.5)
Loss on debt retirement	1.9	—

Operating EBITDA from continuing operations, as adjusted (1)	$43.6	$20.0

Percentage of Net Sales	14.0%	7.8%
EBITDA from discontinued operations	—	3.0

Operating EBITDA, as adjusted (1)	$43.6	$23.0

(1)	A Non-GAAP measure

THERMADYNE HOLDINGS CORPORATION
NET INCOME AND OTHER INFORMATION — TRAILING FIVE QUARTERS
(In thousands)
UNAUDITED
Schedule 6

	2010			2009
	September 30	June 30	March 31	December 31	September 30
Net sales	$106,483	$108,596	$96,617	$90,038	$89,501
Gross Margin % of Sales	34.8%	34.3%	33.5%	31.9%	32.2%
SGA % of Sales	22.5%	23.1%	22.5%	24.4%	24.3%
Net income (loss) from continuing operations	4,821	2,571	2,296	(681)	3,726
Income from discontinued operations, net of tax	—	—	—	—	1,118

Net income (loss)	$4,821	$2,571	$2,296	$(681)	$4,844

Diluted net income (loss) per share :
Continuing operations	$0.35	$0.19	$0.17	$(0.05)	$0.27
Discontinued operations	—	—	—	—	0.08

Net income (loss)	$0.35	$0.19	$0.17	$(0.05)	$0.35

Other Information:
Gross Margin, excluding LIFO, % of Sales	34.8%	34.3%	33.6%	31.6%	30.2%

Operating EBITDA, as adjusted	$15,629	$14,700	$13,200	$10,100	$9,000
% of Sales	14.7%	13.5%	13.7%	11.2%	10.1%

Cash Flows:
Net cash provided by/(used in) operating activities *	$(3,367)	$10,197	$18,648	$(8,857)	$9,098
Capital expenditures incurred, excluding effects of unpaid amounts reflected in accounts payable	1,447	2,838	1,636	3,069	653

Free Cash Flow	$(4,814)	$7,359	$17,012	$(11,926)	$8,445

*	Net cash provided by/(used in) operating activities adjusted to include stock compensation expense.